Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTING FIRM

Chembio Diagnostics, Inc.

We hereby consent to the incorporation by reference in Registration Statement No. 333-69460 dated September 14, 2001 on Form S-8 of our report dated February 24, 2005 relating to the consolidated balance sheet of Chembio Diagnostics Inc. and Subsidiary as of December 31, 2004 and the consolidated statements of operations, stockholders’ equity and cash flows for the two years in the period ended December 31, 2004 appearing in this Annual Report on Form 10-KSB of Chembio Diagnostics, Inc. for the year ended December 31, 2004.

/s/ Lazar Levine & Felix LLP
Lazar Levine & Felix LLP
New York, NY
March 30, 2005